EXHIBIT 99

EMPIRE PETROLEUM REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2025 AND PROVIDES OPERATIONAL UPDATES

TULSA, OK – (MARCH 16, 2026) – Empire Petroleum Corporation (NYSE American: EP) ("Empire" or the "Company"), an oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana, today announced an operational update and financial results for fourth quarter and full year 2025, including year-end 2025 proved reserves.

FOURTH QUARTER AND FULL YEAR 2025 HIGHLIGHTS

○	Produced full year 2025 net production volumes of 2,242 barrels of oil equivalent per day (“Boe/d”) including 1,437 barrels of oil per day (“Bbl/d”);
■	Boe/d is comprised of 64% oil, 18% natural gas liquids (“NGLs”), and 18% natural gas;

○	During Q4-2025, Empire initiated a program to re-activate and work over what was originally planned as 10-12 wells in 2026, and as the Company advanced its multi-phase Texas gas development program, the 2026 outlook now includes 12-30 wells designed to unlock incremental production, enhance system reliability, and position the field for scalable long-term growth;
■	The Company’s three phase development program consists of the following steps:
■	Reactivating multiple wells to restore baseline production and reestablish stable field deliverability, with operations currently active on 10 wells;
■	Executing targeted recompletions and well-deepening operations to bring additional pay zones online across the Glen Rose, Rodessa, James Lime, Travis Peak, and the Haynesville-Bossier formations;
■	Evaluating deeper gas potential, including a planned 17,000-21,000 foot cleanout and technical evaluation to determine the viability of deeper targets and to refine opportunities within both established and emerging zones in the consolidated Cotton Valley-Bossier and Western Haynesville intervals supported by existing seismic coverage;
■	Initial wells from this program have now begun flowing during cleanup, marking the start of early production response across the area;
■	Empire currently has one active workover rig in the field, with ongoing progress across workovers, recompletions, and facility optimization efforts as the staged reactivation program advances;
■	The Company is executing a broad field program, including ongoing flowline construction and repair work, new location and pad development, and tie-in preparation activities to support sustained deliverability and system readiness for upcoming development phases;
■	Compression capacity at Empire’s Texas Midstream plant doubled from its 2025 capacity of 1.5 million cubic feet per day (“MMcfd”) to 3.0 MMcfd in Q1-2026 and is expected to increase over 600% to 9.5 MMcfd in Q2-2026, with preparation underway for an additional two bays of compression activity;
■	In Q2-2026, Empire plans to progress its Texas development program with a dedicated drilling rig to deepen wells from 3,500 to 7,000 feet in depth, increasing the Company’s 2026 development plan to 12-30 new wells;

○	During Q4-2025, Empire continued to advance the conceptual and technical redesign of its hydrocarbon vaporization technology, with a focus on improving thermal efficiency, enhancing heat utilization, and strengthening long-term operating stability to support enhanced oil recovery (“EOR”) operations in the Starbuck Drilling Program (“Starbuck”);
■	The Company experienced steam unit closures during Q4-2025 and Q1-2026 due to extreme cold weather, with the shut-ins cutting production by over 25%;
■	Empire is currently working on upgrades to the thermal insulation on its steam units, focusing on improved protection and performance within the combustion chamber and coil assemblies to enhance heat-transfer efficiency and injection-system reliability;
■	Through Q4-2025 and into early 2026, Empire continued well completion and artificial lift optimization, including targeted upgrades to existing sucker-rod pumping systems across the Starbuck field and other Rockies region assets to improve operational performance and production consistency;
■	The Company also advanced technical evaluations to improve injected-water quality, including refining chemical treatment formulations to mitigate scale formation and related operational impacts;

○	Prior to year end, the Company entered into a third amendment to its Revolver Loan Agreement with Equity Bank, extending the maturity date of its existing revolving credit facility;
■	The amendment maintains the current maximum revolver commitment amount of $20.0 million and extends the facility’s maturity from December 29, 2026, to December 29, 2028;

○	In Q1-2026, Empire launched a subscription rights offering (“Rights Offering”) that was initially sized at $6.0 million, which has since been expanded to raise gross proceeds of up to approximately $10.0 million, due to increased shareholder interest;
■	As stated in previous filings, Energy Evolution Master Fund, Ltd., the Company’s largest shareholder, has indicated its intent to participate in the Rights Offering and fully subscribe to the shares of Common Stock corresponding to its subscription rights, as well as its intent to fully exercise its over-subscription rights to purchase its pro rata share of the underlying securities related to the Rights Offering that remain unsubscribed at the expiration date;
■	Phil E. Mulacek, Chairman of the Board of Empire, also has indicated his intent to participate;
■	The Rights Offering is expected to expire at 5:00p.m., Eastern Time, on March 18, 2026, subject to extension or earlier termination;

○	During Q1-2026, the Company entered into and settled the $3.0 million convertible note held by Phil Mulacek, ahead of its May 2026 maturity, through the issuance of 1,003,344 shares of Empire common stock, further strengthening its capital structure;
■	Approximately $5.0 million of Empire’s debt was removed and replaced by $3.0 million of equity;

○	In early 2026, Empire strengthened forward cash-flow visibility by locking in crude oil swap contracts by hedging roughly 90% of estimated oil production for the remaining three quarters of 2026 at a blended price in excess of $72 per barrel verses roughly $54 realized price per barrel in Q4-2025;

○	Reported full year 2025 total product revenue of $34.2 million, a net loss of $72.1 million, or ($2.12) per diluted share;
■	Adjusted EBITDA of ($5.4) million for full year 2025 compared to $0.7 million in 2024;
■	Loss is primarily related to lower average oil and NGLs realized pricing, lower than expected oil production, primarily due to redrilling efforts in North Dakota, and impairment loss of $51.3 million.

2026 OUTLOOK

“The natural gas market is entering a period of renewed strength, and Empire is positioning itself to benefit from that shift with a disciplined, multi-step plan in Texas,” said Phil Mulacek, Chairman of the Board of Empire. “The work we’ve initiated has positioned the Company for meaningful improvement as oil prices have strengthened through early March 2026. Following the global conflicts that pushed prices higher, we began implementing a disciplined hedging strategy, securing volumes from the high $60s per barrel up to over $90 per barrel, a significant improvement compared to the $54 realized price per barrel we realized in the fourth quarter of 2025. Our strategy remains focused on building resilient, long-term value, rather than chasing short-term cycles.

We are expanding our infrastructure, strengthening our commercial foundation, and advancing deeper-gas evaluation in a way that supports scalable growth as demand continues to rise. The groundwork being laid today provides meaningful leverage to an improving gas environment, and we believe the Company is well aligned to capture that opportunity for our shareholders. While our 2025 results reflected vastly lower realized pricing and reduced oil volumes due to natural decline, shut-ins for EOR instability, and redrilling activity, the year also delivered critical operational learnings that strengthened our strategic direction. The performance trends, subsurface data, and field work completed last year validated the importance of accelerating our gas development initiatives in Texas. These insights helped refine our technical approach and reinforced the deeper-gas potential we are now developing. The key is to stay ahead on gas compression to accelerate cash flow, and we are targeting more than 600% gas takeaway capacity during the second quarter of 2026. As a result, the recent investments, the current Rights Offering, and groundwork completed in 2025 have positioned Empire to transition into a more resilient growth platform, supported by expanding natural gas opportunities, while higher oil prices can be locked in to improve net cash flow with improving market conditions.”

Mike Morrisett, President & CEO, continued, “Our operational progress in early 2026 reflects deliberate execution across our Texas natural gas program. We are restoring productive capacity, expanding our inventory of recompletions, and enhancing the systems that will support higher volumes as market conditions continue to improve. Importantly, we are seeing strengthening fundamentals in the natural gas market, and Empire is pursuing a Texas development path that allows us to participate in that momentum with flexibility and discipline. At the same time, we continue to advance reliability and EOR-focused initiatives in North Dakota. Empire is also evaluating participation in oil and gas prospects in Louisiana, anticipating material expansion of our assets. Our hedging strategy further strengthens this foundation, securing a Q2-2026 blended price of approximately $75 per barrel of oil to protect short-term cash flows in a volatile commodities market. Together, these efforts provide a clear runway for sustained operational strength and expanded optionality across our broader portfolio.”

Texas – East Texas Basin & Louisiana

o	In 2026, Empire expects to scale its Texas gas development program by transitioning from early reactivation and recompletion work into broader field optimization and targeted production growth initiatives, which shifts the initial target of 10-12 wells in 2026 to a 12-30 well target by year-end 2026;
o	The Company is advancing well activity, key infrastructure and commercial improvements, which includes expansion of central and booster compression to support higher production volumes and improve pressure management, installation of a high-pressure sales point to increase takeaway capacity and reduce system constraints;
o	Advancement of engineering work for deep gas and liquids development has progressed beyond the concept phase and will move into well activity during the second quarter of 2026, including completion and testing across multiple lower formations and continued evaluation of potential horizontal pilot opportunities;
o	Additional recompletions and reactivation candidates are expected to be sequenced throughout the year, supported by ongoing subsurface evaluation and lessons learned from early-2026 results;
o	Empire plans to progress deep-gas assessment activities, including diagnostic work and preparatory steps required for potential deeper-zone testing later in the year;
o	In Louisiana, the Company is in final due diligence for a three-well participation opportunity that would expand Empire’s economic footprint in developing oil and gas properties;
o	Collectively, these initiatives across Texas and Louisiana are expected to increase production optionality, enhance field reliability, and strengthen Empire’s overall asset base while positioning the Company for sustained, gas-focused growth through 2026 and beyond.

North Dakota – Williston Basin

o	Empire is evaluating enhanced water purification and filtration solutions for feedwater supplying steam units, aimed at improving water quality control, mitigating scaling risk, and extending equipment life;
■	A technical issue on one steam unit has temporarily reduced injection capacity, but mitigation steps, including unit diagnostics, component replacement, and installation of upgraded insulation, are in progress to support a timely return-to-normal operations;
o	The Company is working on improvements and adaptations to surface facilities at central tank batteries, including upgrades to treaters and enhancements to oil and produced-water storage tank infrastructure, supporting safer operations, improved handling capacity, and overall facility reliability;
o	Looking ahead, Empire continues to evaluate opportunities to replicate and enhance its proprietary steam injection EOR model across additional assets, including the South of Starbuck, Wayne, and Landa oil fields, supporting long-term development in North Dakota.

New Mexico – Permian Basin

o	On September 12, 2025, the New Mexico Conservation Commission (“Commission”) issued Order No. R-24004 (the “Order”) regarding the Company’s rights to the Residual Oil Zone (“ROZ”) in the Eunice Monument South Unit’s (“EMSU”) Unitized Interval. The Commission unanimously affirmed the existence of a ROZ in the Grayburg and San Andres formations within the EMSU and confirmed Empire’s exclusive rights to produce the ROZ under the 1984 Commission Order;
■	Based on these findings, the Commission:
o	Denied Goodnight Midnight Permian, LLC’s (“Goodnight”) applications to drill five new saltwater disposal (“SWD”) wells within the boundaries of the EMSU;
o	Denied Goodnight’s application to increase injection volumes in an existing SWD well;
o	Suspended Goodnight’s four SWD wells located within the EMSU boundaries to provide Empire the opportunity to establish the CO2 EOR pilot project;
■	On December 17, 2025, the Commission issued its “Amended Order Denying Goodnight’s Applications & Partially Granting/Partially Denying Empire’s Applications” (“Order R-24004-A”) reiterating and clarifying matters from its Order, but leaving implementation of the Order’s suspension to the discretion of the Oil Conservation Division (“OCD”);
■	On January 15, 2026, the OCD issued a letter with “Implementation of OCC Orders 24004 and 24004-A” providing deadlines for Empire’s CO2 EOR pilot project and the suspension of Goodnight’s four SWD wells located within the EMSU boundaries;
■	Both Empire and Goodnight have appealed the Order and Order R-24004-A;
■	Empire plans to proceed with motions to revoke the existing permits granted to the remaining three SWD Companies disposing wastewater in the EMSU and Arrowhead Grayburg Unit Unitized Interval, while concurrently advancing litigation for trespass and damages;
o	The Company expects final resolution of this matter to result in a meaningful reduction in operating expenses and contribute to improved financial performance in New Mexico going forward.

FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL AND OPERATIONAL RESULTS

	Q4-25	Q3-25	% Change[2] Q4-25 vs. Q3-25	Q4-24	% Change[2] Q4-25 vs. Q4-24

Net equivalent sales (Boe/d)	2,161	2,398	-10%	2,356	-8%
Net oil sales (Bbls/d)	1,359	1,566	-13%	1,581	-14%
Realized price ($/Boe)	$35.46	$42.48	-17%	$46.48	-24%
Product Revenue ($M)	$7,049	$9,374	-25%	$10,077	-30%
Net Loss ($M)	($58,953)	($3,844)	NM	($4,193)	NM
Adjusted Net Loss ($M)[1]	($8,146)	($3,934)	-107%	($4,193)	-94%
Adjusted EBITDA ($M)[1]	($3,794)	$137	NM	($259)	NM

_______________________________

1 Adjusted net loss and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Information” section later in this release for more information, including reconciliations to the most comparable GAAP measure.

2 NM: A percentage calculation is not meaningful due to change in signs, a zero-value denominator, or a percentage change greater than 200.

Net sales volumes for Q4-2025 were 2,161 Boe/d, including 1,359 barrels of oil per day; 410 barrels of NGLs per day, and 2,347 thousand cubic feet per day (“Mcf/d”) or 391 Boe/d of natural gas. Oil sales volumes for 2025 decreased compared to prior year by approximately 10% primarily due to redrilling efforts in North Dakota and the natural decline in production, along with the effects of EOR activity in North Dakota and weather-related production disruptions in New Mexico.

Empire reported 2025 total product revenue of $34.2 million versus $44.0 million in 2024. The decrease is primarily due to lower average oil and NGLs realized pricing and lower oil production.

Lease operating expenses in 2025 decreased to $25.2 million versus $27.5 million for 2024, primarily due to lower workover activities of $2.2 million in 2025 compared to $5.9 million for 2024. Higher workover expense in 2024 was primarily related to work performed on wells in New Mexico to meet state regulatory requirements and to enhance and maintain production.

Production and ad valorem taxes for 2025 were $2.9 million versus $3.8 million in 2024, as a result of decreased product revenues.

Depreciation, Depletion, and Amortization (“DD&A”) and Accretion for 2025 was $12.7 million versus $11.3 million for 2024. The increase in DD&A reflects the acquisition of additional working interest in New Mexico and the impact of the capitalized costs associated with new drilling activity in North Dakota partially offset by lower production volumes period over period. Accretion increased slightly due to new drilling activity related to the Starbuck Drilling Program.

Impairment loss for 2025 was $51.3 million versus no impairment recorded in 2024. For the year ended December 31, 2025, we determined facts and circumstances that indicated impairment on certain proved and unproved properties, including the current pricing environment trends and changes in expected future property development projects.

General and administrative expenses, excluding share-based compensation expense, was $12.0 million, or $14.66 per Boe in 2025 versus $12.6 million, or $14.23 per Boe in 2024. The slight decrease in expenses was primarily due to lower professional fees, partially offset by an increase in salaries and benefits associated with an increase in employee headcount.

Interest expense for 2025 compared to 2024 resulted in a slight increase due to a higher outstanding balance under the Company’s credit facility offset by lower average interest rate.

Empire recorded a net loss of $72.1 million in 2025, or ($2.12) per diluted share, versus a 2024 net loss of $16.2 million, or ($0.54) per diluted share.

Adjusted EBITDA was ($5.4) million for 2025 compared to Adjusted EBITDA of $0.7 million in 2024.

YEAR-END 2025 PROVED RESERVES

The Company’s year-end 2025 SEC proved reserves were 7.6 MMBoe compared to 9.2 MMBoe at year-end 2024. The Company recorded (0.7) MMBoe for revisions and (0.9) MMBoe for divestitures/production.

Year-end 2025 SEC proved reserves were comprised of approximately 77% crude oil, 9% NGLs, and 14% natural gas.

	Oil (MBbls)	Gas (MMcf)	NGLs (MBbls)	MBoe
Balance, December 31, 2023	6,924	6,104	1,171	9,112
Acquisition of Reserves	198	240	35	274
Revisions	(90)	637	159	175
Extensions	550	—	—	550
Production	(581)	(917)	(150)	(884)
Balance, December 31, 2024	7,001	6,064	1,215	9,227
Acquisition of Reserves	—	—	—	—
Revisions	(556)	(847)	(30)	(727)
Extensions	—	—	—	—
Divestitures	(42)	(55)	(5)	(56)
Production	(525)	(862)	(150)	(818)
Balance, December 31, 2025	5,878	4,300	1,030	7,625

The acquisition of reserves for 2024 primarily relate to additional working interests in certain of the Company’s New Mexico properties. The revisions for 2024 primarily relate to changes in pricing and the extensions relate to increased volumes from our Starbuck Drilling Program. The divestures in 2025 relate to the sale of non-core oil and natural gas properties.

 The standardized measure of the Company’s reported SEC proved reserves, discounted at 10%, at year-end 2025 was $58.6 million. As of December 31 for each year:

	As of December 31,
	2025	2024
	(in thousands)
Future cash inflows	$391,089	$537,303
Future production costs	(277,342)	(324,215)
Future development costs	(30,006)	(38,681)
Future income tax expense	(1,867)	(18,020)
Future net cash flows	81,874	156,387
10% annual discount for estimated timing of cash flows	(23,265)	(58,022)
Standardized measure	$58,609	$98,365

The 12-month average prices were adjusted to reflect applicable transportation and quality differentials on a well-by-well basis to arrive at realized sales prices used to estimate the properties' reserves. The prices for the properties’ reserves were as follows:

	2025	2024
Oil (Bbl)	$61.55	$71.66
Natural gas (MMBtu)	$1.76	$0.95
NGLs (Bbl)	$21.07	$24.54

Changes in the Standardized Measure of Discounted Future Net Cash Flows at 10% per annum are as follows as of December 31 for each year:

	As of December 31,
	2025	2024
	(in thousands)
Beginning of year	$98,365	$83,017
Net change in prices and production costs	(56,825)	(5,843)
Net change in future development costs	534	221
Oil and gas net revenue	(3,294)	(9,381)
Extensions	—	11,255
Acquisition of reserves	—	1,891
Divestiture of reserves	(800)	—
Revisions of previous quantity estimates	(1,454)	6,676
Net change in taxes	8,760	4,274
Accretion of discount	10,853	9,746
Changes in timing and other	2,470	(3,491)
End of year	$58,609	$98,365

CAPITAL SPENDING, BALANCE SHEET & LIQUIDITY

For 2025, Empire invested approximately $4.6 million in capital expenditures, primarily related to the return-to-production project in Texas and continued drilling and completions activity in North Dakota. Empire also acquired the remaining interest of certain New Mexico interests with certain undeveloped properties in North Dakota subsequent to year end 2025.

As of December 31, 2025, Empire had approximately $1.2 million in cash on hand and approximately $2.5 million available on its credit facility.

Empire successfully completed a Rights Offering in August 2025, which raised approximately $2.5 million of gross proceeds, before transaction costs. Management continues to seek additional sources of capital via debt or equity markets to improve liquidity going forward including a rights offering commenced in February 2026.

In Q1-2026, Empire entered into oil derivative contracts for approximately 90% of its oil production for the remaining three quarters of 2026 at a blended price in excess of $72 per barrel.

UPDATED PRESENTATION

An updated Company presentation will be posted to the Company’s website under the Investor Relations section.

ABOUT EMPIRE PETROLEUM

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy, and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2025, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, future commodity prices, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, including inflation, tariffs and interest rates, uncertainties associated with legal and regulatory matters, successful completion of the Rights Offering, and other risks and uncertainties related to the conduct of business by the Company. Other than as required by applicable securities laws, the Company does not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

CONTACTS

Empire Petroleum Corporation

Mike Morrisett

President & CEO

539-444-8002

Info@empirepetrocorp.com

Kali Carter

Communications & Investor Relations Manager

918-995-5046

IR@empirepetrocorp.com

EMPIRE PETROLEUM CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except share data)

(Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Revenue:
Oil Sales	$6,804	$8,790	$9,445	$31,648	$41,515
Gas Sales	(67)	196	74	898	344
Natural Gas Liquids Sales	312	388	558	1,616	2,133
Total Product Revenues	7,049	9,374	10,077	34,162	43,992
Other	10	14	11	41	47
Loss on Derivatives	—	—	—	—	(389)
Total Revenue	7,059	9,388	10,088	34,203	43,650

Costs and Expenses:
Lease Operating Expense	7,335	5,735	5,881	25,223	27,545
Production and Ad Valorem Taxes	619	755	887	2,854	3,770
Depreciation, Depletion & Amortization	2,999	2,794	2,493	10,595	9,256
Impairment	51,289	—	—	51,289	—
Accretion of Asset Retirement Obligation	545	534	520	2,139	2,007
General and Administrative:
General and Administrative	3,011	2,881	3,713	11,995	12,582
Stock-Based Compensation	168	238	519	1,423	2,156
Total General and Administrative	3,179	3,119	4,232	13,418	14,738

Total Cost and Expenses	65,966	12,937	14,013	105,518	57,316

Operating Loss	(58,907)	(3,549)	(3,925)	(71,315)	(13,666)

Other Income and (Expense):
Interest Expense	(529)	(388)	(269)	(1,547)	(1,515)
Other Income (Expense)	483	93	1	788	(1,017)

Loss Before Taxes	(58,953)	(3,844)	(4,193)	(72,074)	(16,198)

Income Tax Benefit (Provision)	—	—	—	—	—

Net Loss	$(58,953)	$(3,844)	$(4,193)	$(72,074)	$(16,198)

Net Loss per Common Share:
Basic	$(1.71)	$(0.11)	$(0.13)	$(2.12)	$(0.54)
Diluted	$(1.71)	$(0.11)	$(0.13)	$(2.12)	$(0.54)

Weighted-Average Number of Common Shares Outstanding:
Basic	34,501,251	34,043,173	33,034,333	34,056,054	30,064,856
Diluted	34,501,251	34,043,173	33,034,333	34,056,054	30,064,856

EMPIRE PETROLEUM CORPORATION

Condensed Operating Data

(Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024

Net Sales Volumes:
Oil (Bbl)	125,059	144,098	145,442	524,646	581,159
Natural gas (Mcf)	215,921	207,677	208,698	860,599	916,955
Natural gas liquids (Bbl)	37,743	41,938	36,556	150,224	150,091
Total (Boe)	198,788	220,648	216,781	818,303	884,076

Average daily equivalent sales (Boe/d)	2,161	2,398	2,356	2,242	2,416

Average Price per Unit:
Oil ($/Bbl)	$54.41	$61.00	$64.94	$60.32	$71.44
Natural gas ($/Mcf)	$(0.31)	$0.94	$0.35	$1.04	$0.37
Natural gas liquids ($/Bbl)	$8.27	$9.25	$15.26	$10.76	$14.21
Total ($/Boe)	$35.46	$42.48	$46.48	$41.75	$49.76

Operating Costs and Expenses per Boe:
Lease operating expense	$36.90	$25.99	$27.13	$30.83	$31.16
Production and ad valorem taxes	$3.11	$3.42	$4.09	$3.49	$4.26
Depreciation, depletion, amortization and accretion	$17.83	$15.08	$13.90	$15.56	$12.74

General and administrative expense (excluding stock-based compensation)	$15.15	$13.06	$17.13	$14.66	$14.23
Stock-based compensation	$0.85	$1.08	$2.39	$1.74	$2.44
Total general and administrative expense	$16.00	$14.14	$19.52	$16.40	$16.67

EMPIRE PETROLEUM CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	December 31,	December 31,
	2025	2024
ASSETS
Cash	$1,189	$2,251
Accounts Receivable	5,122	8,155
Inventory	1,262	1,305
Prepaids	607	640
Total Current Assets	8,180	12,351

Property and Equipment:
Oil and Natural Gas Properties, Successful Efforts	148,238	140,675
Less: Accumulated Depletion, Amortization and Impairment	(93,425)	(31,974)
Total Oil and Gas Properties, Net	54,813	108,701
Other Property and Equipment, Net	1,486	1,391
Total Property and Equipment, Net	56,299	110,092

Other Noncurrent Assets	1,394	1,425

Total Assets	$65,873	$123,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	10,799	$10,452
Accrued Expenses	12,616	10,348
Current Portion of Lease Liability	286	400
Current Portion of Long-Term Debt	641	70
Total Current Liabilities	24,342	21,270

Long-Term Debt	14,415	11,266
Long-Term Note Payable - Related Party, net	1,023	—
Long-Term Lease Liability	12	144
Derivative Instruments	281	—
Asset Retirement Obligations	30,406	28,423
Total Liabilities	70,479	61,103

Stockholders’ Equity:
Series A Preferred Stock - $0.001 Par Value, 10,000,000 Shares Authorized, 6 and 6 Shares Issued and Outstanding, Respectively	—	—
Common Stock - $0.001 Par Value 190,000,000 Shares Authorized, 34,855,815 and 33,667,132 Shares Issued and Outstanding, Respectively	94	93
Additional Paid-in-Capital	148,191	143,489
Accumulated Deficit	(152,891)	(80,817)

Total Stockholders’ Equity (Deficit)	(4,606)	62,765

Total Liabilities and Stockholders’ Equity	$65,873	$123,868

EMPIRE PETROLEUM CORPORATION

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Cash Flows From Operating Activities:
Net Loss	$(58,953)	$(3,844)	$(4,193)	$(72,074)	$(16,198)

Adjustments to Reconcile Net Loss to Net Cash
(Used In) Provided By Operating Activities:
Stock-Based Compensation	168	238	519	1,423	2,156
Amortization of Right-of-Use Assets	111	117	133	469	540
Depreciation, Depletion & Amortization	2,999	2,794	2,493	10,595	9,256
Accretion of Asset Retirement Obligations	545	534	520	2,139	2,007
Impairment of Oil and Natural Gas Properties	51,289	—	—	51,289	—
Loss on Commodity Derivatives	—	—	—	—	389
Net Settlements on Derivative Instruments	—	—	—	—	18
Loss (Gain) on Financial Derivatives	(484)	(97)	—	(581)	998
Amortization of Debt Discount on Convertible Notes	29	—	—	29	500
Amortization of Debt Issuance Costs	113	—	—	113	—
Loss on Extinguishment of Debt	—	—	—	—	10
Loss (Gain) on Sale of Oil and Natural Gas Properties	—	7	—	(168)	—
Loss (Gain) on Sale of Other Fixed Assets	2	—	—	(30)	—
Change in Operating Assets and Liabilities:
Accounts Receivable	546	1,835	(2,005)	369	(357)
Inventory, Oil in Tanks	(44)	86	195	43	129
Prepaids, Current	(71)	220	(64)	574	608
Accounts Payable	1,012	(1,792)	(7,254)	541	5,020
Accrued Expenses	(192)	601	1,073	1,463	2,144
Other Long-Term Assets and Liabilities	179	(369)	(177)	(140)	(1,063)
Net Cash (Used In) Provided By Operating Activities	(2,751)	330	(8,760)	(3,946)	6,157

Cash Flows From Investing Activities:
Disposal of Oil and Natural Gas Properties	—	400	—	575	—
Capital Expenditures - Oil and Natural Gas Properties	(1,130)	(453)	(4,460)	(4,754)	(53,219)
Disposal of Other Fixed Assets	2	—	—	51	—
Purchase of Other Fixed Assets	(1)	(12)	(12)	(54)	(152)
Cash Paid for Right-of-Use Assets	(100)	(107)	(123)	(431)	(499)
Net Cash Used In Investing Activities	(1,229)	(172)	(4,595)	(4,613)	(53,870)

Cash Flows From Financing Activities:
Borrowings on Credit Facility	—	—	2,700	3,000	6,650
Proceeds from Promissory Notes - Related Party	—	2,000	—	4,000	5,000
Payments on Promissory Note - Related Party	—	(2,000)	—	(2,000)	—
Principal Payments of Debt	(210)	(208)	(215)	(639)	(592)
Proceeds from Rights Offering, net of transaction costs	—	2,358	9,973	2,358	30,484
Proceeds from Stock Issuance and Warrant Exercises	778	—	(2)	778	629
Net Cash Provided By Financing Activities	568	2,150	12,456	7,497	42,171

Net Change in Cash	(3,412)	2,308	(899)	(1,062)	(5,542)

Cash - Beginning of Period	4,601	2,293	3,150	2,251	7,793

Cash - End of Period	$1,189	$4,601	$2,251	$1,189	$2,251

Empire Petroleum Corporation

Non-GAAP Information

Certain financial information included in Empire’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures include “Adjusted Net Loss”, “EBITDA” and “Adjusted EBITDA”. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies. Adjusted net loss is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
	(in thousands, except share and per share data)

Net Loss	$(58,953)	$(3,844)	$(4,193)	$(72,074)	$(16,198)

Adjusted for:
Loss (gain) on commodity derivatives	—	—	—	—	389
Loss (gain) on financial derivatives	(484)	(97)	—	(581)	998
Loss (gain) on sale of oil and natural gas properties	—	7	—	(168)	—
Loss (gain) on sale of other fixed assets	2	—	—	(30)	—
Net Settlements on Derivative Instruments	—	—	—	—	18
Impairment	51,289	—	—	51,289	—
Adjusted Net Loss	$(8,146)	$(3,934)	$(4,193)	$(21,564)	$(14,793)

Diluted Weighted-Average Number of Common Shares Outstanding	34,501,251	34,043,173	33,034,333	34,056,054	30,064,856
Adjusted Net Loss Per Common Share	$(0.24)	$(0.12)	$(0.13)	$(0.63)	$(0.49)

The Company defines adjusted EBITDA as net loss plus net interest expense, DD&A, accretion, amortization of right of use assets, income tax provision (benefit), and other adjustments. Company management believes this presentation is relevant and useful because it helps investors understand Empire’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income (loss), as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. In addition, adjusted EBITDA does not represent funds available for discretionary use.

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
	(in thousands)

Net Loss	$(58,953)	$(3,844)	$(4,193)	$(72,074)	$(16,198)

Add Back:
Interest expense	529	388	269	1,547	1,515
Depreciation, Depletion & Amortization	2,999	2,794	2,493	10,595	9,256
Impairment	51,289	—	—	51,289	—
Accretion	545	534	520	2,139	2,007
Amortization of right-of-use assets	111	117	133	469	540
EBITDA	$(3,480)	$(11)	$(778)	$(6,035)	$(2,880)

Adjustments:
Stock-based compensation	168	238	519	1,423	2,156
Net Settlements on Derivative Instruments	—	—	—	—	18
Loss (gain) on commodity derivatives	—	—	—	—	389
Loss (gain) on financial derivatives	(484)	(97)	—	(581)	998
Loss (gain) on sale of oil and natural gas properties	—	7	—	(168)	—
Loss (gain) on sale of other fixed assets	2	—	—	(30)	—

Adjusted EBITDA	$(3,794)	$137	$(259)	$(5,391)	$681